Exhibit 99.2

The Yankee Candle

Company, Inc.

P.O. Box 110

South Deerfield

MA 01373-0110

Human Resources

413-665-8306

fax 413-665-3184

Employment

413-665-8306

fax 413-665-0158

Jobline

800-839-6038 Option 4

jobs@yankeecandle.com

February 16, 2010

Mr. Gregory W. Hunt

71 Goodnow Road

Sudbury, MA 01776

Dear Greg;

Congratulations! I am pleased to present to you an offer of employment as the Executive Vice President, Finance and Chief Financial Officer at The Yankee Candle Company, Inc. In this position, you will report directly to Harlan Kent, Chief Executive Officer. As discussed, your employment will commence on April 2, 2010, unless otherwise agreed upon with Harlan Kent.

In specific, your compensation package includes:

Base Pay:	$9,615.38 per week, an annualized rate of $500,000.00 including a per diem rate of $1,923.00 for any days you work between now and April 2nd.
Target Bonus:

70% of the salary actually paid during the applicable fiscal year, subject to the pro-ration terms and provisions of the Company’s Management Incentive Plan beginning in fiscal 2010. The documents related to the Management Incentive Plan will be provided to you and discussed in detail after your employment. Payments in consideration of the 2010 Management Incentive Plan will be made on or before March 15, 2011.

Incentive Equity:

You will be granted 35,000 “Class C” equity units pursuant to the Company’s 2007 Incentive Equity Plan (as amended from time to time, the “Plan”). The equity units constitute a “profits interest” in our parent company, YCC Holdings LLC, a limited liability company. The Class C units function in a manner similar to stock options, in that they are designed to allow the equity holder to share in the future appreciation of the Company’s equity value. The “participation threshold” (which is similar to the exercise price of a stock option) will be fixed on a per unit basis to equal the value of the units on your date of grant. Upon a liquidity event, you will then be entitled to share on a per unit basis in the appreciation of the equity value over and above that participation threshold amount. The Class C profits interest is designed to provide for capital gains treatment for realized gains. The equity award vests daily over five (5) years and is subject to the terms and provisions of the Plan, which shall in all events supersede anything contained in the summary paragraph. You will be provided with the actual documentation that will govern these units at the time you commence employment. In addition, in connection and contemporaneously with the foregoing grant, Executive shall purchase $15,000 worth of Class A Units under the Plan, the number of Class A units to be so purchased to be determined by dividing $15,000 by the fair market value (as defined pursuant to the Plan) of the Class A Units as of the date of such purchase. The Class A units shall be fully vested when purchased. The foregoing grant of Class C units and purchase of Class A units shall be fully subject to the terms and conditions of the Plan and the related Plan documents, which shall in all events, supersede anything contained in this summary paragraph.

Executive will be provided with the actual equity documentation governing these units promptly following his employment.
Severance:

Upon hire the company and you will enter into an Executive Severance Agreement using the standard form. For your position, severance for termination by the company without cause would be 18 months base salary continuation, prorated target bonus for the current year and 18 months medical and dental continuation

Paid Time Off:	In 2010, you will be eligible for 23 Paid Time Off (PTO) Days. In addition, you will also be immediately eligible for all holidays as observed by YCC.
Executive Compensation Plan:

As part of our Non-Qualified Deferred Compensation Plan, you are offered a match on deferral contributions of 100% of your first $10,000 of deferral and 50% of the next $20,000 of deferrals, not to exceed a match of $20,000.

Benefits:	You will be eligible for all benefits available to salaried personnel, as more fully described in the material provided under separate cover.
Car Allowance:

A monthly car allowance is authorized for the Executive Vice President, Finance and Chief Financial Officer at the rate of $1,000.00 per month that is intended to cover travel expenses not otherwise reimbursed (see enclosed automobile allowance policy). The allowance is based on your current location and will be evaluated on an annual basis.

Relocation & Interim Living:

You will be eligible to receive a Lump Sum Allowance of $50,000 (net) to cover any and all expenses associated with your upcoming move, including interim living, movement of any household goods or other related items. In the event you do not use the entire Lump Sum Allowance during the relocation, you may retain the balance. Alternatively, if the relocation expenses exceed the Lump Sum Allowance, the excess is your responsibility. The receipt of the Lump Sum Allowance is subject to your acceptance of the relocation agreement enclosed.

In this position you are immediately eligible to enroll in our health and wellness benefits (please see the benefits information packet for further details). Additionally, in accordance with the Yankee Candle Company Inc.’s pay progression plan, your first salary review will occur in early Fiscal 2011, reviewing your performance for fiscal 2010.

Due to the nature of this position, you will be required to sign a two year “Agreement Not to Compete,” a “Non Disclosure and Intellectual Property Rights Agreement,” as well as a signed “Relocation Agreement” using the standard form prior to your start date. Please sign and return these documents, as well as a copy of this offer letter, to my personal attention at your earliest opportunity and no later than your start date.

We will schedule you to attend Employee Orientation on the Monday that your employment begins. Employee Orientation will be held at the Yankee Candle manufacturing facility (YCI), located at 102 Christian Lane in Whately, MA. The orientation will begin at 8:30AM. Additionally, you will be scheduled to attend Computer Orientation Training immediately following the Employee Orientation in the Computer Training Room at Yankee Candle Corporate Office (YCO).

I trust that these conditions of employment are mutually agreed upon and fully understood. If you have any questions or concerns, please contact me directly. On a personal note, I look forward to you joining our team, and to working with you!

Best regards,

Martha S. LaCroix

Executive Vice President, Chief Human Resources Officer

I agree that the terms outlined in this offer of employment are as described to me verbally, and I do accept these terms. I understand that this is an offer of employment, not an employment contract, and that employment with Yankee Candle is on an “at will” basis and may be terminated by me or the Company at any time, for any reason.

Signed:

Gregory W. Hunt Date